Exhibit 5

[Letterhead of Luse Gorman Pomerenk & Schick, P.C.]

(202) 274-2000

May 7, 2003

The Board of Directors
Northwest Bancorp, Inc.
301 Second Avenue
Warren, Pennsylvania 16365

Re:	Northwest Bancorp, Inc. Common Stock, Par Value $0.10 Per Share

Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale of shares of the common stock, par value $0.10 per share (“Common Stock”) of Northwest Bancorp, Inc. (the “Company”). We have reviewed the Company’s Federal Stock Charter, Registration Statement on Form S-3 (the “Form S-3”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-3, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-3.

Very truly yours,

\s\ Luse Gorman Pomerenk & Schick, P.C.

Luse Gorman Pomerenk & Schick A Professional Corporation